Exhibit 99.1

COST PLUS, INC. ANNOUNCES SALES FOR THE THIRD QUARTER

Oakland, CA – November 3, 2005 — Cost Plus, Inc. (Nasdaq:CPWM) announced total sales for the third quarter ended October 29, 2005 were $200.7 million, a 5.4% increase from $190.4 million for the third quarter ended October 30, 2004. For the first nine months of the fiscal year, total sales increased 6.7% to $603.5 million.

Same store sales for the third quarter decreased 4.7% compared to a 0.5% increase for the third quarter of fiscal 2004. For the first nine months of the fiscal year, same store sales decreased 2.8%.

The Company estimates that the net loss for the third quarter will be approximately $0.12 per diluted share.

The Company will release its third quarter results on November 18, 2005 and will host a conference call at 8:00 a.m. PT. The call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1980 or (212) 676-5383. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21268185, from 10:00 a.m. PT Friday to 10:00 a.m. PT on Monday, November 21, 2005. Investors may also access the live call or the replay over the internet at www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of October 29, 2005, the Company operated 258 stores in 32 states compared to 229 stores in 28 states as of October 30, 2004.

The above statement relating to anticipated financial results for the third quarter of fiscal 2005 is a “forward-looking statement” that is based on current expectations and is subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, determination of the ultimate gross profit rate earned on third quarter sales, determination of operating costs and other expenses, changes in accounting rules and regulations, and adjustments identified in closing the Company’s books and accounting records. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	John Luttrell
(510) 808-9119

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